December  20,  1999


Dr.  Hany  Elsharkawi
315  Woodglen  Place  SW
Calgary,  Alberta  T2W  4G4

Dear  Dr.  Elsharkawi:

RE:  CONTRACT  FOR  FOREIGN  ASSIGNMENT

As discussed, Centurion Energy International Inc. ("Centurion") hereby offers to engage your services as the President and General Manager of our wholly owned subsidiary, Centurion Petroleum Corporation ("CPC") which has its head office in Cairo Egypt with the following responsibilities and subject to the following terms and conditions:

1. DESCRIPTION OF THE SERVICES: You will relocate to Cairo and perform the following services in a conscientious, diligent and timely manner to meet or exceed the objectives set by Centurion.

1.1 Management of the technical, financial and business operations of CPC in Egypt.

1.2  Determination and fulfillment of staffing requirements for CPC.

1.3 Preparation and presentation of status reports to Centurion and CPC's Board of Directors.

1.4 Identification and appraisal of new business opportunities in Egypt and North Africa

1.5 Provide advice and assistance with regards to Centurion's other projects as required. The services will be performed to the standards of the international petroleum industry in Egypt in a manner consistent with best interest of Centurion.

2.   EFFECTIVE DATE: January 1st, 2000.

3. DURATION OF THE CONTRACT: This contract will commence on January 1st, 2000 and will continue for a period of three years to expire on December 31st, 2002 unless renewed by the parties on mutually agreeable terms.

4. COMPENSATION: Centurion will cause CPC to pay you a monthly salary of US$12,500 (twelve thousand five hundred United States dollars). The monthly salary is subject to increase upon review by Centurion no later than January 1st of each year.

5.   BENEFITS: Centurion will cover the costs of the following

5.1  Fully furnished accommodation including utilities.

5.2  A Company vehicle including operating costs.

5.3  Education of your resident dependent children.

5.4 Medical, and dental for you and members of your resident dependents, and life insurance for you.

6. TAXES: Centurion will cause CPC to pay on your behalf all Egyptian taxes on your salary and benefits. You will be responsible for any other taxes.


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7.   VACATION: Each year you will be entitled to a 30 calendar days annual leave with paid return airfare for you and your resident dependents from Cairo to Calgary. You will be also entitled to a 7 Calendar days R&R leave with paid return airfare for you and your resident dependents from Cairo to London, England.

8. RELOCATION AND REPATRIATION: Centurion will cover the following associated costs

8.1. Travel  from  Calgary  to Cairo for you and your  resident  dependents upon
     initial   relocation   and  travel   from  Cairo  to  Calgary   upon  final
     repatriation.

8.2 Shipment of personal effects of up to 400 Kgs upon relocation and 800 Kgs upon repatriation.

8.3  Storage of household effects while on foreign assignment.

8.4. Real estate fees in the event you elect to sell your residence in Calgary or management fees if you elect to rent it while on foreign assignment.

9. EARLY TERMINATION OF CONTRACT: Centurion will pay you your salary for the remainder of the original contract term in the event this contract is terminated prior to the original expiry date, due to one of the following reasons;

9.1  A third party takes over Centurion and elects not to honor the contract.

9.2 A merger between Centurion and a third party and the merging company elects not to honor the contract.

10. TRANSFER OF THIS CONTRACT: After two years from the start date of this contract, if Centurion offers you a transfer of assignment back in Calgary, this contract will be null and void and your original contract based out of Calgary will be in effect notwithstanding Article 9 of this contract.

If you agree with the foregoing, you can accept the offer by signing this letter where indicated and returning it to me, in which case this letter will form a binding contract for foreign assignment between you and Centurion

Yours  truly,

CENTURION  ENERGY  INTERNATIONAL  INC.




Said  S.  Arrata
President  and  CEO



I,  Dr.  Hany  Elsharkawi  hereby  accept  this  offer.



---------------------------------
Dr.  Hany  Elsharkawi


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